Exhibit 18

ZORIN EXPLORATION LTD.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2001

RAMSAY, DALTON & CO.

CHARTERED ACCOUNTANTS

AUDITORS’ REPORT

To the Shareholders of
Zorin Exploration Ltd.

               We have audited the consolidated balance sheets of Zorin Exploration Ltd. as at December 31, 2002 and 2001 and the consolidated statements of income, retained earnings and cash flow for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

               We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.

               In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001 and the results of its operations and the changes in its cash flow for the years then ended in accordance with Canadian generally accepted accounting principles.

“Ramsay, Dalton & Co.”

Calgary, Alberta	Chartered Accountants
April 4, 2003

Suite 1100, 800 – 6th Avenue S.W., Alberta T2P, Telephone (403) 265-9464, Fax (403) 263-6523

ZORIN EXPLORATION LTD.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2002	2001

ASSETS
CURRENT ASSETS
Cash	$—	$24,838
Accounts receivable	741,009	376,363
Prepaid expenses and deposits	110,042	124,234
Income tax recoverable	—	105,453

	851,051	630,888
PROPERTY AND EQUIPMENT – Notes 3 and 4	9,064,950	7,829,890

	$9,916,001	$8,460,778

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Bank indebtedness – Note 4	$2,744,158	$2,622,978
Accounts payable	1,070,426	1,242,417
Income taxes payable	178,313	—

	3,992,897	3,865,395
FUTURE INCOME TAXES	1,290,000	1,029,000
PROVISION FOR SITE RESTORATION COSTS	175,378	118,465

	5,458,275	5,012,860

SHAREHOLDERS’ EQUITY
Share capital – Note 5	2,527,465	1,869,915
Retained earnings	1,930,261	1,578,003

	4,457,726	3,447,918

	$9,916,001	$8,460,778

ON BEHALF OF THE BOARD:

“W. R. Toole”
, Director

“D. J. Lundeen”
, Director

See accompanying notes

ZORIN EXPLORATION LTD.

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

	Year ended	Year ended
	December 31,	December 31,
	2002	2001

REVENUE
Oil and gas sales	$3,754,490	$3,264,800
Royalties, net of tax credit	(572,637)	(649,832)

	3,181,853	2,614,968
Gas processing and gathering income	235,462	275,797
Administrative fees and other income	287,214	288,301

	3,704,529	3,179,066

EXPENSES
Operating – Note 7	1,116,860	769,576
General and administrative – Note 7	369,534	348,797
Depletion and depreciation	1,393,243	1,071,800
Interest expense	164,634	113,321

	3,044,271	2,303,494

Income before income taxes	660,258	875,572
INCOME TAXES – Note 6	308,000	370,000

Net income	352,258	505,572
RETAINED EARNINGS, beginning of year	1,578,003	1,072,431

RETAINED EARNINGS, end of year	$1,930,261	$1,578,003

NET INCOME PER SHARE
Basic	$0.02	$0.03

Diluted	$0.02	$0.03

See accompanying notes

ZORIN EXPLORATION LTD.

CONSOLIDATED STATEMENTS OF CASH FLOW

	Year ended	Year ended
	December 31,	December 31,
	2002	2001

OPERATING ACTIVITIES
Net income for the period	$352,258	$505,572
Items not affecting cash:
Depreciation and depletion	1,393,243	1,071,800
Future income taxes	22,000	130,000
Site restoration charged to reserve	(11,087)	(18,535)

	1,756,414	1,688,837
Changes in non-cash working capital – Note 9	(238,679)	157,208

	1,517,735	1,846,045

FINANCING ACTIVITIES
Issuance of shares	896,550	1,476,680

INVESTING ACTIVITIES
Oil and gas expenditures	(2,560,303)	(5,020,247)
Office furniture	—	(47,486)

	(2,560,303)	(5,067,733)
Decrease in cash	(146,018)	(1,745,008)
BANK INDEBTEDNESS, beginning of year	(2,598,140)	(853,132)

BANK INDEBTEDNESS, end of year	$(2,744,158)	$(2,598,140)

CASH EXPENDITURES ON INTEREST	$164,634	$113,321

CASH EXPENDITURES ON INCOME TAXES	$13,352	$687,522

CASH FLOW PER SHARE
Basic	$0.10	$0.11

Diluted	$0.10	$0.10

ZORIN EXPLORATION LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2001

NOTE I — BASIS OF PRESENTATION

          Zorin Exploration Ltd. was incorporated under the Business Corporations Act (Alberta) on May 30, 1997. On September 1, 1998, Zorin Exploration Ltd. (“Zorin” or the “Company”) completed its major transaction by acquiring the shares of 752868 Alberta Ltd. (Note 3), a company incorporated under the Business Corporation Act (Alberta) on September 1, 1997. On September 17, 1998, Zorin amalgamated with 752868 Alberta Ltd. and continued as Zorin.

          The financial statements of Zorin Exploration Ltd. have been prepared in accordance with accounting principles generally accepted in Canada. In the process of preparing these financial statements, management has made certain estimates and assumptions that affect the recorded amount of assets and liabilities at year-end and revenues and expenses for the year. These estimates and assumptions are based on management’s best information and judgment and, in the near term, are not expected to materially change the recorded amount of assets, liabilities, revenues and expenses.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

a)	Consolidation

          The consolidated financial statements include the accounts of Mar Oil Company, a wholly owned U.S. subsidiary. Mar Oil Company was incorporated on April 1, 2000 under the laws of Delaware and is developing oil and gas properties in Ohio.

b)	Capital assets

i)	Petroleum and natural gas properties

          The Company follows the full cost method of accounting for petroleum and natural gas properties and equipment whereby all costs relating to the exploration for and development of oil and gas reserves, are capitalized. Such costs include lease acquisition costs, geological and geophysical expenditures, costs of drilling both productive and non-productive wells, related plant and production equipment costs and related overhead charges.

          Proceeds on disposal of properties are normally applied as a reduction of the capitalized costs without recognition of a gain or loss except where such a disposal would alter the depletion and depreciation rate by 20% or more.

          The Company carries its petroleum and natural gas properties at the lower of the capitalized cost and net recoverable amount. Capitalized cost is calculated as the net book value of the related assets less the accumulated provisions for future income taxes and site restoration costs. Net recoverable amount is limited to the sum of future net revenues from proven properties and the cost of unproved properties, net of provisions for impairment, less estimated future financing and administrative expenses and income taxes. Future net revenues are based on prices and costs prevailing at the year-end.

          Depletion and depreciation of capitalized costs are provided for by using the unit-of-production method based on the Company’s total estimated gross proven reserves as determined by independent engineers. Natural gas reserves and production are converted to equivalent barrels of oil based upon the relevant energy content. In determining the depletion base, the Company includes future costs to be incurred in developing proven reserves and excludes the cost of undeveloped land. The Company’s gas processing plant is being depreciated over 15 years by the straight-line method.

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ZORIN EXPLORATION LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2001

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (continued)

ii)	Other assets

          Depreciation is provided on office furniture and equipment at an annual rate of 20% on a straight-line basis.

c)	Site restoration costs

          The estimated costs for future site restoration and abandonment are provided for on a unit-of-production basis. These estimates are based upon regulation and industry standards in effect at year-end. The annual charge is included with depletion and depreciation and the actual site restoration costs are charged to the site restoration provision as incurred.

d)	Joint venture operations

          Substantially all of the Company’s exploration and production activities are conducted jointly with other entities and accordingly these financial statements reflect only the Company’s proportionate interest in such activities.

e)	Future income taxes

          Effective January 1, 2000, Zorin adopted the liability method of accounting for income taxes as recommended by the Canadian Institute of Chartered Accountants (CICA). Under the liability method Zorin records future income taxes for the effect of any difference between the accounting and income tax basis of an asset or liability. Zorin has adopted the CICA recommendations retroactively by increasing future (deferred) tax liabilities by $34,000 and reducing retained earnings at January 1, 2000 by $34,000 without restating prior years.

f)	Per share information

          Earnings per share and cash flow per share are calculated based on the weighted average number of shares outstanding. Zorin has retroactively adopted the new standard for the computation and disclosure of earnings per share as proposed by the CICA. Under the new standard, the treasury stock method is used to determine the dilutive effect of stock options and other dilutive instruments. Hal Zorin not adopted the new recommendation, the diluted earnings per share at December 31, 2001 would have been unchanged.

g)	Flow—through shares

          The resource expenditure deductions for income tax purposes related to exploratory and development activities funded by flow-through share arrangements are renounced to investors in accordance with income tax legislation. Share capital is reduced by the value of the renounced tax deductions and a future tax liability recorded.

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ZORIN EXPLORATION LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2001

NOTE 3 — PROPERTY AND EQUIPMENT

	December 31, 2002

		Accumulated
	Cost	Amortization	Net Book Value

Petroleum and natural gas properties	$12,473,536	$3,444,842	$9,028,694
Office, furniture and equipment	59,172	22,916	36,256

	$12,532,708	$3,467,758	$9,064,950

	December 31, 2001

		Accumulated
	Cost	Amortization	Net Book Value

Petroleum and natural gas properties	$9,913,233	$2,128,663	$7,784,570
Office, furniture and equipment	59,172	13,852	45,320

	$9,972,405	$2,142,515	$7,829,890

          Unproved property costs of $2,755,031 at December 31, 2002 (2001 - $1,832,194) have been excluded from capitalized costs subject to depletion.

          The Company capitalized $304,524 of general and administrative costs for the year ending December 31, 2002 (2001 - $232,961).

NOTE 4 — BANK INDEBTEDNESS

          At December 31, 2002, the Company has a $3,475,000 revolving production loan facility. The loan facility can be drawn in the form of loans, demand promissory notes or letters of credit. The demand loan bears interest at the bank’s prime lending rate plus 1% per annum paid monthly in arrears. The credit facility is reviewed annually by the bank and provided certain covenants are met, no principal repayments will be required in the next 12 months. Bank indebtedness reported as long-term debt in 2001 has been reclassified as a current liability to meet current reporting requirements.

          Collateral pledged for the credit facility is comprised of the following:

a)	A $7,000,000 fixed charge demand debenture over certain of the Company’s oil and gas properties and a floating charge over all other assets;

b)	A general security agreement; or

c)	A specific assignment of long-term gas contracts.

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ZORIN EXPLORATION LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2001

NOTE 5 — SHARE CAPITAL

	Number	Amount

Balance December 31, 2000	14,875,000	$824,234
Shares issued on exercise of options	723,000	155,250
Flow-through shares issued	1,000,000	1,000,000
Less tax effect of flow-through shares	—	(431,000)
Shares issued by private placement	603,000	337,680
Less share issue costs	—	(16,249)

Balance December 31, 2001	17,201,000	$1,869,915
Shares issued on exercise of options	150,000	30,000
Flow-through shares issued	550,000	550,000
Less tax effect of flow-through shares	—	(239,000)
Shares issued by private placement	507,000	321,500
Less share issue costs	—	(4,950)

Balance December 31, 2002	18,408,000	$2,527,465

          Pursuant to the flow-through shares issued in 2002 Zorin is required to incur a further $370,568 of resource expenditures at December 31 , 2002.

Warrants

          The 603,000 shares issued by private placement in 2001 have warrants attached allowing the holder to purchase one share at $0.70 until December 2003. Shares issued in 2002 have warrants attached as follows:

110,000	at $0.85 until	April 2003
30,000	at $0.85 until	May 2003
426,000	at $0.85 until	April 2004
154,000	at $0.85 until	May 2004
282,000	at $0.60 until	September 2004
55,000	at $0.60 until	October 2004

          No warrants have been converted to shares at December 31, 2002.

Options

          Zorin has the following stock options outstanding to its directors, employees and consultants at December 31, 2002.

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ZORIN EXPLORATION LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2001

NOTE 5 — SHARE CAPITAL (continued)

Number
of Shares	Exercise Price	Expiry Date

100,000	$0.20	August 31, 2003
67,000	$0.25	October 2, 2004
10,000	$0.30	March 9, 2005
40,000	$0.44	December 19, 2006
375,000	$0.52	May 2, 2006
100,000	$0.56	November 5, 2006
165,000	$0.60	September 5, 2006
50,000	$0.64	July 23, 2006
500,000	$0.68	May 28, 2006
45,000	$0.66	May 21, 2004
100,000	$0.67	April 8, 2007

1,552,000

          Options for 150,000 shares were exercised during the year ended December 31, 2002 (2001 — 723,000) and options for 50,000 shares expired. New options for 145,000 shares were issued during the year.

          The fair value of options outstanding at December 31, 2002 using the Black-Scholes option pricing model is $31,150. The assumptions used in the model were: weighted fair value of options granted below current market value, $0.19; market price at December 31, 2002, $0.40; risk-free interest rate, 4%; expected remaining life, 1 year; expected volatility, 0.6.

Per share amounts

          Net income and cash flow per share are based on the weighted average number of shares outstanding as follows:

	2002	2001

Outstanding shares	17,817,986	15,748,523
Diluted shares	17,996,069	16,070,134

NOTE 6 — INCOME TAXES

          Income taxes differ from the results which would be obtained by applying the combined Canadian federal and provincial income tax rates to earnings before income taxes.

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ZORIN EXPLORATION LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2001

NOTE 6 — INCOME TAXES (continued)

          The difference results from the following:

	2002	2001

Income before taxes	$660,258	$769,611
Corporate tax rate	43.4%	43.1%

Computed income tax expense	$286,552	$377,372
Increase (decrease) resulting from:
Non-deductible Crown payments	198,067	165,611
Resource allowance	(188,301)	(154,247)
Other items	11,682	(18,736)

Provision recorded	$308,000	$370,000

Current taxes	$286,000	$240,000
Future taxes	22,000	130,000

	$308,000	$370,000

          Zorin has the following tax pools relating to oil and gas property in Canada available for carry-forward: $1,198,574 — 10%, $770,660 —25%, $1,004,950 — 30%.

          The components of Zorin’s future tax liability are temporary differences composed of the following:

	2002	2001

Property and equipment	$2,836,000	$2,505,000
Future development and site restoration	(190,000)	(118,000)
Share issue costs	(10,000)	—

	$2,636,000	$2,387,000

Future income tax liability at 43.4% (2001 – 43.1%)	$1,144,000	$1,029,000

NOTE 7 — RELATED PARTY TRANSACTIONS

          Zorin has farmed out the purchase of production equipment for the development of its Saskatchewan properties to a company controlled by officers and directors of Zorin. Zorin leases these assets back on a monthly basis. Net payments under these arrangements for 2002 were $60,060.

          Zorin also leases certain office furnishings and computer equipment from the president of the company for a total of $21 ,000 during the 2002 year.

          Zorin contracts its accounting services to a company associated with the Chief Financial Officer and director of Zorin. Payments under the contract for 2002 were $88,015.

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ZORIN EXPLORATION LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2001

NOTE 8 — FINANCIAL INSTRUMENTS

          The Company’s financial instruments recognized on the balance sheet consist of cash, accounts receivable, accounts payable and long-term debt. About $30,000 of net liabilities at December 31 , 2002 is in US funds. The fair values of the Company’s financial instruments approximate their carrying value. The fair value of the bank indebtedness approximates its carrying amount as the cost of borrowing approximates the market rate for similar borrowings.

          From April 1 to September 30, 2002 Zorin contracted to sell up to 200 barrels a day of oil at a price of US$21.25 per barrel. It has not purchased any other derivative financial instruments.

NOTE 9 — CHANGES IN NON-CASH WORKING CAPITAL

	2002	2001

Accounts receivable	$(364,646)	$666,697
Prepaid expenses and deposits	14,192	(31,011)
Accounts payable	(171,991)	(3,598)
Income taxes payable	283,766	(474,880)

	$(238,679)	$157,208

NOTE 10 — COMMITMENTS

          Zorin has entered into a five-year lease for office premises until April 2006 at a base rent of $42,630 per year.

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